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Exhibit 23.8

[Letterhed of Sproule Associates Limited]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the use of its name and reports dated February 19, 2003, relating to the oil and gas reserves of CEC Resources Ltd. at December 31, 2002, February 27, 2002, relating to the oil and gas reserves of CEC Resources Ltd. at December 31, 2001 and January 26, 2001, relating to the oil and gas reserves of CEC Resources Ltd. at December 31, 2000 in whole or in part, in Evergreen Resources, Inc. Form S-4, Registration Statement to the SEC, regarding the merger in which Carbon Energy Corporation will become a subsidiary of Evergreen Resources, Inc.

Sincerely,
/s/ PAUL B. JUNG Paul B. Jung, P. Eng. Associate

Date: May 5, 2003

Calgary, Alberta

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  Exhibit 23.8